Exhibit 99.1

Iconix Reports Financial Results For The First Quarter 2018

NEW YORK, May 4, 2018 /PRNewswire/ --

•	First quarter results in line with Company's expectations

•	1.50% Convertible Note debt refinancing complete

•	Projecting stable cash position and debt covenant compliance

•	Reiterating full year 2018 revenue and free cash flow guidance

•	Launched Umbro brand at Target and continued to grow Starter on Amazon

Iconix Brand Group, Inc. (Nasdaq: ICON) ("Iconix" or the "Company") today reported financial results for the first quarter ended March 31, 2018.

John Haugh, CEO of Iconix commented, "Following intense focus on our balance sheet resulting in the successful resolution of all near term debt obligations, we are excited to speak with the investor community to discuss progress on our growth initiatives.

During the quarter, we launched Umbro with Target. The product looks great and customers are responding favorably. We are thrilled to bring Umbro's world leadership in soccer apparel and equipment to a valuable partner like Target.

We have demonstrated our ability to successfully reposition some of our core brands and we continue to work closely with our best-in-class licensees to maintain the strength of our long-term partnerships, while evaluating opportunities to drive brand portfolio growth.

We are thus maintaining our revenue and free cash flow guidance for the year."

2018 Guidance:

•	Reiterating previously announced full year revenue guidance of $190 million to $220 million

•	On track to deliver approximately $12 million of full year cost-savings, aligning expenses with revenue base

•	Previous GAAP net income guidance of approximately $7 million to $17 million, being increased to $17 million to $27 million principally due to the Q1 gain on extinguishment of debt and the elimination of non-cash interest expense related to our 5.75% convertible notes

•	Reiterating non-GAAP net income guidance of $20 million to $30 million

•	Reiterating full year free cash flow guidance of $50 million to $70 million

It should be noted that GAAP net income will be affected by non-cash adjustments to fair value from the Company's 5.75% Convertible Notes discussed below. Such periodic adjustments to fair value cannot be estimated in advance and thus are not taken into account in guidance.

Non-GAAP net income and free cash flow are non-GAAP metrics, and reconciliation tables for each are included in this press release.

Unless otherwise noted, the following represents financial results for continuing operations only.

First Quarter 2018 Financial Results

Total Revenue:

Adjusted Non-GAAP Revenue by Segment	Three months ended Mar. 31,
($, 000's)	2018	2017*	% Change

Womens	16,598	28,143	-41%
Mens	9,945	10,193	-2%
Home	6,512	7,336	-11%
International	15,493	12,032	29%
Total Adjusted Revenue	48,548	57,704	-16%

*Revenue is adjusted for approximately $1.0 million of revenue from the SE Asia joint venture which was deconsolidated in 2017.

For the first quarter of 2018, total revenue was $48.5 million, a 17% decline as compared to $58.7 million in the prior year quarter. Such decline was expected principally as a result of the transition of our Danskin, Ocean Pacific and Mossimo DTR's in our Women's segment, as previously announced. Revenue in the first quarter of 2017 included approximately $1.0 million of licensing revenue from the Company's Southeast Asia joint venture which was deconsolidated in the second quarter of 2017. As a result, there was no comparable revenue for this item in the first quarter of 2018. Excluding Southeast Asia, revenue declined approximately 16% for the first quarter of 2018.

In the first quarter 2018 the Company adopted a new revenue recognition accounting standard (ASU No. 2014-09 Revenue from Contracts with Customers – Topic 606). Adoption of the standard decreased Q1 2018 revenue by approximately $1.9 million but is expected to increase full-year 2018 revenue by approximately $2.5 to $3 million.

SG&A Expenses:

Total SG&A expenses in the first quarter of 2018 were $28.6 million, a 13% increase compared to $25.4 million in the first quarter of 2017. However, 2018 includes a number of unique items, including special charges, restructuring costs, and a non-cash purchase accounting adjustment. Adjusting for these items in 2018 and special charges in 2017, SG&A decreased approximately $1.1 million or 5%. Stock based compensation was $1.0 million in the first quarter of 2018 as compared to $1.7 million in the first quarter of 2017.

Gain on sale of trademarks:

Gain on sale of trademarks in the first quarter of 2018 were $1.1 million.  The gain on sale of trademarks for the current quarter was related to the completion of the sale of the Sharper Image and Badgley Mischka trademarks from certain of the Company's international joint ventures.

Operating Income:

Operating Income by Segment	Three months ended Mar. 31,
($, 000's)	2018	2017	% Change

Womens	14,628	26,281	-44%
Mens	5,874	5,944	-1%
Home	5,743	6,625	-13%
International	6,486	5,520	18%
Corporate	(12,238)	(10,760)	-14%
Operating Income	20,493	33,610	-39%

Operating Margin by Segment	Three months ended Mar. 31,
	2018	2017	Var

Womens	88%	93%	-5%
Mens	59%	58%	1%
Home	88%	90%	-2%
International	42%	46%	-4%
Operating Margin	42%	58%	-16%

Operating income for the first quarter of 2018 was $20.5 million, as compared to $33.6 million in the first quarter of 2017. Operating margin for the first quarter 2018 was 42% as compared to 58% in the first quarter 2017.  However, when excluding special charges, restructuring costs, non-cash purchase accounting adjustments and gain on sale of trademarks from 2018 results and special charges from 2017 results, operating income is $25.8 million and $35.8 million in 2018 and 2017, respectively, and operating margin is 53% and 61% in 2018 and 2017, respectively.

Interest Expense:

Interest expense in the first quarter of 2018 was $14.5 million, as compared to interest expense of $15.0 million in the first quarter of 2017. The Company's reported interest expense includes non-cash interest related to its 1.50% Convertible Notes of approximately $3.0 million in the first quarter of 2018 as compared to $4.0 million in the first quarter of 2017.

Other Income:

In the first quarter of 2018, the Company recognized a $24.4 million gain resulting from the Company's accounting for the 5.75% Convertible Notes which requires recording the fair value of this debt at the end of each period with any change from the prior period accounted for as other income or loss in the current period's income statement. The first quarter of 2018 also includes a gain of $4.5 million related to the early extinguishment of a portion of the Company's 1.50% Convertible Notes and a $1.0 million gain related to the final payment received from the sale of its minority interest in Complex Media in 2016.  This compares to a loss of $5.5 million related to the early extinguishment of a portion of the Company's term loan in the first quarter of 2017.  The Company has excluded these amounts from its non-GAAP results.

Provision for Income Taxes:

The effective income tax rate for the first quarter of 2018 is approximately 4.4% which resulted in a $1.7 million income tax provision, as compared to an effective income tax rate of 46.0% in the prior year quarter which resulted in a $5.9 million income tax provision.  The decrease in the effective tax rate for the first quarter is primarily as a result of the release of a portion of the valuation allowance on deferred tax assets, as well as the impact of the gain related to the mark-to-market adjustment from the Company's 5.75% Convertible Notes in the current quarter of which a large portion was a permanent difference and therefore no tax was provided. Excluding any mark-to-market adjustments from the Company's 5.75% Convertible Notes, we expect the full year 2018 tax rate to be approximately 32% and approximately 30% on a GAAP basis and non-GAAP basis, respectively.

GAAP Net Income and GAAP Diluted EPS:

GAAP net income from continuing operations attributable to Iconix Brand Group, Inc. for the first quarter of 2018 reflects income of $32.7 million as compared to income of $4.4 million in the first quarter of 2017. GAAP diluted EPS from continuing operations for the first quarter of 2018 reflects income of $0.51 as compared to income of $0.06 in the first quarter of 2017.

Non-GAAP Net Income and Non-GAAP Diluted EPS:

Non-GAAP Net Income & Diluted EPS Reconciliation: (1)

($, 000's, except per share data)

	NET INCOME			EPS
	Three Months Ended Mar. 31,			Three Months Ended Mar. 31,
	2018	2017	% Change	2018	2017	% Change

GAAP net income (loss) & EPS from continuing operations attributable to Iconix (1)	32,715	4,402	643%	$0.51	$0.06	750%

Add:
non-cash interest related to ASC 470	2,998	4,046		$0.05	$0.07
(gain) / loss on extinguishment of debt	(4,473)	5,482		$(0.08)	$0.10
gain on sale of Complex Media	(958)	-		$(0.02)	$0.00
gain on change in fair value of convertible debt	(25,174)	-		$(0.43)	$0.00
special charges	2,706	2,167		$0.05	$0.04
foreign currency translation gain/(loss)	(551)	431		$(0.01)	$0.01
income taxes (benefit) related to above	1,256	(4,224)		$0.02	$(0.07)
valuation allowance & foreign tax credit	(2,793)	0		$(0.05)	$0.00
non-controlling interest	(38)	45		$(0.00)	$0.00
accretion of redeemable non-controlling interest	-	-		$0.04	$0.02
Net Adjustments	(27,027)	7,947		$(0.42)	$0.16

Non-GAAP net income & EPS from continuing operations attributable to Iconix	5,688	12,349	-54%	$0.10	$0.21	-55%

Note: All items in the above reconciliation table may not add due to rounding.

Non-GAAP weighted average diluted shares reconciliation (1)
	Three Months Ended Mar. 31,
	2018	2017	% Change

GAAP weighted average diluted shares	59,117	56,964	4%
Add: antidilutive shares resulting from net loss	-	599	NA
Non-GAAP weighted average diluted shares	59,117	57,563	3%

Non-GAAP net income from continuing operations for the first quarter of 2018 was $5.7 million as compared to $12.3 million in the first quarter of 2017. Non-GAAP diluted EPS from continuing operations for the first quarter of 2018 was $0.10 as compared to $0.21 in the first quarter of 2017.

Balance Sheet and Liquidity:

($, 000's)	Mar. 31, 2018
Cash Summary:
Unrestricted Domestic Cash (wholly owned)	23,201
Unrestricted Domestic Cash (in consolidated JV's)	14,317
Unrestricted International Cash	14,499
Restricted Cash	43,719

Total Cash	$95,736

Debt Summary:
Senior Secured Notes due January 2020	397,500
5.75% Convertible Notes due August 2023	116,172
Variable Funding Note due January 2020	100,000
2017 Senior Secured Term Loan due August 2022	192,313

Total Debt (Face Value)	$805,985

Free Cash Flow:

Free Cash Flow Reconciliation: (2)
($, 000's)
	Three Months Ended Mar. 31,
	2018	2017	% Change
Net cash provided by operating activities	$20,551	$11,901	73%
Plus: Cash from sale of trademarks and related notes receivable	201	2,947
Plus: Cash from notes receivable from licensees	1,409	1,250
Plus: Net cash from sale of Badgley Mischka & Sharper Image in JVs	86	-
Less: Capital Expenditures	(282)	(179)
Less: Distributions to non-controlling interests	(6,587)	(2,917)

Free Cash Flow from operations	$15,378	$13,002	18%

The Company generated $15.4 million of free cash flow in the first quarter of 2018, an 18% increase as compared to $13.0 million in the first quarter of 2017.

Conference Call

The Company will host a conference call today at 10:00 AM ET. The call can be accessed on the Company's website at https://protect-us.mimecast.com/s/nqizCxko76I12vWqsvGEUc or by telephone at 844-286-1555 or 270-823-1180 (conference ID: 8498368). A written transcript will be posted online as soon as available.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a portfolio of consumer brands including: CANDIE'S ®, BONGO ®, JOE BOXER ®, RAMPAGE ®, MUDD ®, MOSSIMO ®, LONDON FOG ®, OCEAN PACIFIC ®, DANSKIN ®, ROCAWEAR ®, CANNON ®, ROYAL VELVET ®, FIELDCREST ®, CHARISMA ®, STARTER ®, WAVERLY ®, ZOO YORK ®, UMBRO ®, LEE COOPER ®, ECKO UNLTD. ®, MARC ECKO ®, ARTFUL DODGER ®, and HYDRAULIC®. In addition, Iconix owns interests in the MATERIAL GIRL ®, ED HARDY ®, TRUTH OR DARE ®, MODERN AMUSEMENT ®, BUFFALO ® and PONY ® brands. The Company licenses its brands to a network of retailers and manufacturers. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company's beliefs and expectations about future performance and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "seek" and similar terms or phrases. These statements are based on the Company's beliefs and assumptions, which in turn are based on information available as of the date of this press release. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company's business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company's ability to control or predict. Important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company's licensees to maintain their license agreements or to produce and market products bearing the Company's brand names, the Company's ability to retain and negotiate favorable licenses, the Company's ability to meet its outstanding debt obligations and the events and risks referenced in the sections titled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q and in other documents filed or furnished with the Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update or revise publicly any forward-looking statements, except as required by law.

Media contact:
David K. Jones
Executive Vice President and Chief Financial Officer
Iconix Brand Group, Inc.
djones@iconixbrand.com
212-819-2069

Unaudited Condensed Consolidated Income Statements

($, 000's, except earnings per share data)

	Three Months Ended Mar, 31,
	2018	2017	% Change

Licensing revenue	48,548	58,722	-17%

Selling, general and administrative expenses	28,640	25,392	13%
Depreciation and amortization	654	653
Equity loss (earnings) on joint ventures	(96)	(933)
Gain on sale of trademarks	(1,143)	-

Operating income (loss)	20,493	33,610	-39%

Other (income) expenses
Interest expense	14,549	15,049
Interest income	(122)	(126)
Other income, net	(26,132)	(1)
(Gain) loss on extinguishment of debt	(4,473)	5,482
Foreign currency translation loss (gain)	(551)	429
Other expenses - net	(16,729)	20,833	-180%

Income (loss) before income taxes	37,222	12,777	191%

Provision (benefit) for income taxes	1,650	5,887	-72%

Net income (loss)	35,572	6,890	416%

Less: Net income (loss) attributable to non-controlling interest	2,857	2,488	15%

Net income (loss) attributable to Iconix Brand Group, Inc.	32,715	4,402	643%

Income (loss) from discontinued operations, before income taxes	-	(7,379)	100%
Less: Net income attributable to non-controlling interest from discontinued operations	-	1,303	NA
Net income (loss) from discontinued operations attributable to Iconix Brand Group, Inc.	-	(8,682)	100%

Net income (loss) attributable to Iconix Brand Group, Inc.	32,715	(4,280)	864%

Earnings (loss) per share - basic:
Continuing operations	0.51	0.06	750%
Discontinued operations	-	(0.15)	100%
Earnings (loss) per share - basic	0.51	(0.09)	667%

Earnings (loss) per share - diluted:
Continuing operations	0.51	0.06	750%
Discontinued operations	-	(0.15)	100%
Earnings (loss) per share - diluted	0.51	(0.09)	667%

Weighted average number of common shares outstanding:
Basic	59,117	56,964	4%

Diluted	59,117	56,964	4%

Forecasted Reconciliation of Net Income: (1)

($, 000's)	Year Ending
	Dec. 31, 2018
	Low	High

Forecasted GAAP Net Income	17,000	27,000

Adjustment for non-cash interest related to ASC 470	3,000	3,000
Gain on extinguishment of debt	(4,473)	(4,473)
Special charges	8,000	8,000
Gain on sale of Investment	(958)	(958)
Foreign currency translation	(551)	(551)
Tax on non-GAAP items & valuation allowance/ foreign tax credit	(2,018)	(2,018)
Net Adjustments	3,000	3,000
Forecasted Non-GAAP Net Income	20,000	30,000

Footnotes

(1) Non-GAAP net income and non-GAAP diluted EPS (along with non-GAAP weighted average diluted shares) are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470, non-cash, non-recurring gains and charges, foreign currency translation gains and losses, and charges related to professional fees incurred as a result of the correspondence with the Staff of the SEC, the SEC investigation, internal investigations, the previously disclosed class action and derivative litigations, and costs related to the transition of Iconix management, all net of tax. The Company believes these are useful financial measures in evaluating its financial condition because they are more reflective of the Company's business purpose, operations and cash expenses.

Based on the average closing stock price for the quarter ended March 31, 2018, there were no potential dilutive shares related to our convertible notes for GAAP purposes.

(2) Free Cash Flow, a non-GAAP financial measure, represents net cash provided by operating activities, plus cash received from the sale of trademarks and formation of joint ventures, less distributions to non-controlling interests and capital expenditures.  Free Cash Flow excludes notes receivable from sale of trademarks and the formation of joint ventures, cash used to acquire the membership interests of our joint venture partners, mandatory debt service requirements, and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides information regarding actual cash received in a specific period from the Company's comprehensive business strategy of maximizing the value of its brands through traditional licensing, international joint ventures and other arrangements. We have excluded the cash used to buy back our joint venture membership interests from the above definition because we believe that, like other acquisitions, such actions are capital transactions. It also provides supplemental information to assist investors in evaluating the Company's financial condition and ability to pursue opportunities that enhance shareholder value.